Delek Logistics Partners, LP Reports Fourth Quarter and Full Year 2016 Results

•	Caddo joint venture crude oil pipeline began operations in January 2017

•	Declared quarterly distribution of $0.68 per limited partner unit; increased by 15.3 percent year-over-year

•	Reported fourth quarter net cash from operating activities of $13.9 million and distributable cash flow of $18.5 million

•	Potential for increased dropdown assets at our sponsor should support annual distribution growth per limited partner unit of at least 10% through 2019

BRENTWOOD, Tenn., February 27, 2017 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the fourth quarter 2016. For the three months ended December 31, 2016, Delek Logistics reported net income attributable to all partners of $15.3 million, or $0.47 per diluted common limited partner unit. This compares to net income attributable to all partners of $15.3 million, or $0.55 per diluted common limited partner unit, in the fourth quarter 2015. Distributable cash flow ("DCF") was $18.5 million in the fourth quarter 2016, compared to $18.9 million in the prior-year period.

For the fourth quarter 2016, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $24.4 million compared to $23.6 million in the prior-year period. This improvement was driven by a combination of higher volume and gross margin per barrel in west Texas as demand benefited from increased drilling activity in the Permian Basin and lower operating expenses, which was partially offset by lower volume in SALA Gathering System and on the Paline pipeline.

For 2016, net income attributable to all partners was $62.8 million, or $2.07 per diluted common limited partner unit. This compares to net income attributable to all partners of $66.8 million, or $2.52 per diluted common limited partner unit for 2015. Net cash from operations was $100.7 million and distributable cash flow was $81.7 million in 2016 compared to net cash from operations of $68.0 million and distributable cash flow of $81.3 million in 2015. EBITDA was $97.3 million in 2016, compared to $96.5 million in 2015.

Based on the declared distribution for the fourth quarter 2016, the distributable cash flow coverage ratio for the fourth quarter was 0.90x, which was reduced by spending for maintenance and regulatory capital expenditures that shifted into the fourth quarter. On an annual basis for 2016, the distributable cash flow coverage ratio was 1.09x.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "During the fourth quarter, our focus on cost savings initiatives played a role in the 25 percent year-over-year decline in operating expenses. Also the improvement in west Texas activity in the Permian Basin that benefited our wholesale business during the fourth quarter has continued into 2017. We maintained financial flexibility, ending the quarter with approximately $300 million of capacity on our credit facility and a leverage ratio of 3.85 times. This financial position supported the 15.3 percent year-over-year increase in our declared fourth quarter distribution."

Yemin concluded, "In January, the Caddo joint venture crude oil pipeline began operating and we expect utilization to increase through 2017. With a continued increase in drilling activity in the Permian Basin, our RIO joint venture pipeline, which began operating in September, is well positioned in the Delaware Basin to benefit from increased crude oil production in the future. As we benefit from our joint venture investments in 2017, we remain focused on creating long term value for our unitholders as we continue to evaluate potential third party acquisition opportunities and explore options to partner with Delek US in the future. Delek US' recent announcement of a definitive agreement to acquire the remaining outstanding common stock of Alon USA Energy, Inc. should create future potential drop down opportunities after closing that can support additional growth at Delek Logistics. It will also create a refining system with significant access to the Permian Basin, which should provide a platform for future potential logistics projects to support these operations. The combination of the financial flexibility provided by our balance sheet, potential for increased dropdown assets at our sponsor and continued focus on growth initiatives, gives us confidence that we can increase our distribution per limited partner unit by at least 10% annually through 2019."

Distribution and Liquidity
On January 25, 2017, Delek Logistics declared a quarterly cash distribution for the fourth quarter of $0.68 per limited partner unit, which equates to $2.72 per limited partner unit on an annualized basis. This distribution was paid on February 14, 2017 to unitholders of record on February 7, 2017. This represents a 3.8 percent increase from the third quarter 2016 distribution of $0.655 per limited partner unit, or $2.62 per limited partner unit on an annualized basis, and a 15.3 percent increase over Delek Logistics’ fourth quarter 2015 distribution of $0.59 per limited partner unit, or $2.36 per limited partner unit annualized. For the fourth quarter 2016, the total cash distribution declared to all partners, including IDRs, was $20.5 million.

As of December 31, 2016, Delek Logistics had total debt of approximately $392.6 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was approximately $301.4 million.

Financial Results
Revenue for the fourth quarter 2016 was $124.7 million compared to $108.9 million in the prior year period. The increase in revenue is primarily due to higher volume and prices in the west Texas wholesale business. Total operating expenses were $8.8 million compared to $11.7 million in the fourth quarter 2015. This reduction in operating expenses was primarily due to lower outside services and maintenance costs on a year-over-year basis, partly as a result of a higher level of maintenance projects that were completed in the prior year period and cost savings initiatives. Total segment contribution margin increased to $27.2 million in the fourth quarter of 2016 compared to $26.2 million in the fourth quarter 2015. General and administrative expenses were $2.3 million for the fourth quarter 2016, in line with $2.3 million in the prior-year period.

Pipelines and Transportation Segment
The contribution margin in the fourth quarter 2016 was $16.8 million compared to $17.5 million in the fourth quarter 2015. This change was primarily due to reduced performance in the Paline Pipeline as a result of a reduction in both the amount of capacity that is leased and the lease fee on a year-over-year basis. Also, lower volume on the SALA gathering system on a year-over-year basis was a factor in the change in contribution margin. This was partially offset by a decline in operating expenses to $6.9 million in the fourth quarter 2016 compared to $10.7 million in the prior year period.

Wholesale Marketing and Terminalling Segment
During the fourth quarter 2016, contribution margin was $10.3 million, compared to $8.7 million in the fourth quarter 2015. This increase was primarily due to improved performance in the west Texas wholesale operations, at the El Dorado terminal and under the east Texas marketing agreement on a year-over-year basis. Operating expenses were $1.8 million in the fourth quarter 2016, compared to $1.0 million in the fourth quarter of 2015.

In the west Texas wholesale business, average throughput in the fourth quarter 2016 was 13,906 barrels per day compared to 12,488 barrels per day in the fourth quarter 2015. The wholesale gross margin in west Texas increased year-over-year to $1.96 per barrel and included approximately $1.9 million, or $1.51 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the fourth quarter 2015, the wholesale gross margin was $1.05 per barrel and included $0.9 million from RINs, or $0.79 per barrel.

Average terminalling throughput volume of 119,934 barrels per day during the quarter increased on a year-over-year basis from 114,136 barrels per day in the fourth quarter 2015 primarily due to higher throughput at the El Dorado, Arkansas and Mount Pleasant, Texas terminals. During the fourth quarter 2016, average volume under the east Texas marketing agreement with Delek US was 68,114 barrels per day compared to 66,950 barrels per day during the fourth quarter 2015.

Project Development Update
In March 2015, Delek Logistics, through wholly owned subsidiaries, entered into two joint ventures (Caddo Pipeline and RIO Pipeline). Delek Logistics’ total investment for the construction of the two joint venture pipelines was financed through a combination of cash from operations and borrowings under its revolving credit facility. Through December 31, 2016, approximately $102.7 million has been invested in these projects. The RIO Pipeline began operating in September 2016 and the Caddo Pipeline was operational in January 2017.

Fourth Quarter 2016 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its fourth quarter 2016 results on Tuesday, February 28, 2017 at 7:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 29, 2017 by dialing (855) 859-2056, passcode 49469876. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) fourth quarter 2016 earnings conference call on Tuesday, February 28, 2017 at 8:00 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; uncertainty regarding the outcome of Delek US' agreement to acquire the remaining outstanding common stock of Alon USA Energy, Inc.; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Factors Affecting Comparability:
On March 31, 2015, Delek Logistics acquired the Tyler crude oil storage tank and the El Dorado rail offloading facility (the "Logistics Assets") from Delek US. These assets were accounted for as transfers between entities under common control. Accordingly, the accompanying financial statements of the Partnership have been retrospectively adjusted to include the historical results of these assets in accordance with U.S. GAAP. For the period ended March 31, 2015, the acquisition date of the Logistics Assets, the retrospective adjustments were made to the financial statements. The historical results of the Logistics Assets, prior to the acquisition date, are referred to as the "Logistics Assets Predecessor".

Non-GAAP Disclosures:
EBITDA, distributable cash flow and distributable cash flow coverage ratio are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distributable cash flow coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distributable cash flow coverage ratio.

We also include the results of our operations excluding the results of our Logistics Assets Predecessor. We believe that the presentation of our results of operations excluding results of our Logistics Assets Predecessor will provide useful information to investors in assessing our results of operations by allowing them to analyze operations of our business under our current commercial agreements with Delek US.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	December 31,	December 31,
	2016	2015

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$59	$—
Accounts receivable	19,202	35,049
Accounts receivable from related parties	2,834	—
Inventory	8,875	10,451
Other current assets	1,071	1,540
Total current assets	32,041	47,040
Property, plant and equipment:
Property, plant and equipment	342,407	325,647
Less: accumulated depreciation	(91,378)	(71,799)
Property, plant and equipment, net	251,029	253,848
Equity method investments	101,080	40,678
Goodwill	12,203	12,203
Intangible assets, net	14,420	15,482
Other non-current assets	4,774	6,037
Total assets	$415,547	$375,288
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$10,853	$6,850
Accounts payable to related parties	—	3,992
Excise and other taxes payable	4,841	4,871
Tank inspection liabilities	1,013	1,890
Pipeline release liabilities	1,097	1,393
Accrued expenses and other current liabilities	2,925	1,694
Total current liabilities	20,729	20,690
Non-current liabilities:
Revolving credit facility	392,600	351,600
Asset retirement obligations	3,772	3,506
Other non-current liabilities	11,730	10,510
Total non-current liabilities	408,102	365,616
Total liabilities	428,831	386,306
Deficit:
Common unitholders - public; 9,263,415 units issued and outstanding at December 31, 2016 (9,478,273 at December 31, 2015)	188,013	198,401
Common unitholders - Delek; 15,065,192 units issued and outstanding at December 31, 2016 (2,799,258 at December 31, 2015)	(195,076)	(280,828)
Subordinated unitholders - Delek; 0 units issued and outstanding at December 31, 2016 (11,999,258 at December 31, 2015)	—	78,601
General partner - 496,502 units issued and outstanding at December 31, 2016 (495,445 at December 31, 2015)	(6,221)	(7,192)
Total deficit	(13,284)	(11,018)
Total liabilities and deficit	$415,547	$375,288

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,

	2016	2015	2016	2015 (1)

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$37,750	$38,589	$149,564	$152,564
Third-Party	86,930	70,342	298,495	437,105
Net sales	124,680	108,931	448,059	589,669
Operating costs and expenses:
Cost of goods sold	88,777	71,018	302,158	436,304
Operating expenses	8,753	11,732	37,198	44,923
General and administrative expenses	2,338	2,290	10,256	11,384
Depreciation and amortization	5,649	5,907	20,813	19,692
Loss (gain) on asset disposals	—	122	(16)	104
Total operating costs and expenses	105,517	91,069	370,409	512,407
Operating income	19,163	17,862	77,650	77,262
Interest expense, net	3,695	3,042	13,587	10,658
Loss on equity method investments	435	146	1,178	588
Income before income tax (benefit) expense	15,033	14,674	62,885	66,016
Income tax (benefit) expense	(279)	(621)	81	(195)
Net income	15,312	15,295	62,804	66,211
Less: loss attributable to the Logistics Assets Predecessor	—	—	—	(637)
Net income attributable to partners	15,312	15,295	62,804	66,848
Comprehensive income attributable to partners	$15,312	$15,295	$62,804	$66,848

Less: General partner's interest in net income, including incentive distribution rights	3,890	1,784	12,193	5,163
Limited partners' interest in net income	$11,422	$13,511	$50,611	$61,685

Net income per limited partner unit:
Common units - (basic)	$0.47	$0.56	$2.08	$2.55
Common units - (diluted)	$0.47	$0.55	$2.07	$2.52
Subordinated units - Delek (basic and diluted)	$—	$0.56	$2.19	$2.54

Weighted average limited partner units outstanding: (2)
Common units - basic	24,310,962	12,256,721	22,490,264	12,237,154
Common units - diluted	24,366,999	12,360,179	22,558,717	12,356,914
Subordinated units - Delek (basic and diluted)	—	11,999,258	1,803,167	11,999,258

Cash distribution per limited partner unit	$0.680	$0.590	$2.575	$2.240
(1) Includes the historical results of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) In February 2016, the requirements under the partnership agreement for the conversion of all subordinated units into common units were satisfied and the subordination period ended. This affected the weighted average units outstanding during the year ended December 31, 2016.

Delek Logistics Partners, LP
Consolidated Statements of Income (Unaudited)
Reconciliation of Partnership to Predecessor

	Delek Logistics Partners, LP	El Dorado Rail Offloading Racks (1)	Tyler Crude Oil Storage Tank (1)	Year Ended December 31, 2015

		El Dorado Assets Predecessor	Tyler Assets Predecessor
	(In thousands)
Net Sales	$589,669	$—	$—	$589,669
Operating costs and expenses:
Cost of goods sold	436,304	—	—	436,304
Operating expenses	44,756	167	—	44,923
General and administrative expenses	11,384	—	—	11,384
Depreciation and amortization	19,222	372	98	19,692
Loss on asset disposals	104	—	—	104
Total operating costs and expenses	511,770	539	98	512,407
Operating income (loss)	77,899	(539)	(98)	77,262
Interest expense, net	10,658	—	—	10,658
Loss on equity method investments	588	—	—	588
Net income (loss) before income tax benefit	66,653	(539)	(98)	66,016
Income tax benefit	(195)	—	—	(195)
Net income (loss)	66,848	(539)	(98)	66,211
Less: loss attributable to Predecessors	—	(539)	(98)	(637)
Net income attributable to partners	$66,848	$—	$—	$66,848

(1) The information presented is for the year months ended December 31, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year Ended December 31,
	2016	2015 (1)

Cash Flow Data
Net cash provided by operating activities	$100,707	$68,024
Net cash used in investing activities	(72,692)	(56,592)
Net cash used in financing activities	(27,956)	(13,293)
Net increase (decrease) in cash and cash equivalents	$59	$(1,861)
(1) Includes the historical cash flows of the Logistics Assets predecessor.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2016	2015	2016	2015 (1)
Reconciliation of net income to EBITDA:
Net income	$15,312	$15,295	$62,804	$66,211
Add:
Income tax (benefit) expense	(279)	(621)	81	(195)
Depreciation and amortization	5,649	5,907	20,813	19,692
Interest expense, net	3,695	3,042	13,587	10,658
EBITDA	$24,377	$23,623	$97,285	$96,366

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$13,946	$1,262	$100,707	$68,024
Changes in assets and liabilities	7,652	20,476	(14,861)	20,106
Maintenance and regulatory capital expenditures	(3,569)	(2,674)	(5,920)	(11,841)
Reimbursement from Delek for capital expenditures	352	14	1,880	5,220
Accretion of asset retirement obligations	(67)	(64)	(266)	(251)
Deferred income taxes	173	9	173	(14)
(Loss) gain on asset disposals	—	(122)	16	(104)

Distributable Cash Flow	$18,487	$18,901	$81,729	$81,140

(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Delek Logistics Partners, LP	Logistics Assets (1)	Year Ended December 31, 2015

($ in thousands)		Logistics Assets Predecessor
Reconciliation of net income to EBITDA:
Net income (loss)	$66,848	$(637)	$66,211
Add:
Income tax benefit	(195)	—	(195)
Depreciation and amortization	19,222	470	19,692
Interest expense, net	10,658	—	10,658
EBITDA	$96,533	$(167)	$96,366

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by (used in) operating activities	$68,191	$(167)	$68,024
Changes in assets and liabilities	20,106	—	20,106
Maintenance and regulatory capital expenditures	5,220	—	5,220
Reimbursement from Delek for capital expenditures	(11,841)	—	(11,841)
Accretion of asset retirement obligations	(251)	—	(251)
Deferred income taxes	(14)	—	(14)
Loss on asset disposals	(104)	—	(104)

Distributable Cash Flow	$81,307	$(167)	$81,140

(1) The information presented is for the year ended December 31, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
Distributions to partners of Delek Logistics, LP	2016	2015	2016	2015
Limited partners' distribution on common units	$16,543	$14,324	$62,582	$54,318
General partner's distributions	338	292	1,278	1,108
General partner's incentive distribution rights	3,656	1,508	11,159	3,904
Total Distributions to be paid	$20,537	$16,124	$75,019	$59,330

Distributable Cash Flow	$18,487	$18,901	$81,729	$81,307
Distributable cash flow coverage ratio (1)	0.90x	1.17x	1.09x	1.37x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period. Predecessor costs are excluded from distributable cash flow for the year ended December 31, 2015.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended December 31, 2016
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$26,069	$11,681	$37,750
Third-Party	2,684	84,246	86,930
Net sales	28,753	95,927	124,680
Operating costs and expenses:
Cost of goods sold	5,024	83,753	88,777
Operating expenses	6,918	1,835	8,753
Segment contribution margin	$16,811	$10,339	27,150
General and administrative expense			2,338
Depreciation and amortization			5,649
Operating income			$19,163
Total Assets	$337,349	$78,198	$415,547

Capital spending
Maintenance capital spending	$3,758	$1,144	$4,902
Discretionary capital spending	683	1,173	1,856
Total capital spending	$4,441	$2,317	$6,758

	Three Months Ended December 31, 2015
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$26,115	$12,474	$38,589
Third-Party	6,589	63,753	70,342
Net sales	32,704	76,227	108,931
Operating costs and expenses:
Cost of goods sold	4,481	66,537	71,018
Operating expenses	10,720	1,012	11,732
Segment contribution margin	$17,503	$8,678	26,181
General and administrative expense			2,290
Depreciation and amortization			5,907
Loss on asset disposals			122
Operating income			$17,862
Total assets	$283,553	$91,735	$375,288

Capital spending
Maintenance capital spending	$1,200	$808	$2,008
Discretionary capital spending	2,403	486	2,889
Total capital spending	$3,603	$1,294	$4,897

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Year Ended December 31, 2016
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$103,749	$45,815	$149,564
Third-Party	18,423	280,072	298,495
Net sales	$122,172	$325,887	$448,059
Operating costs and expenses:
Cost of goods sold	19,425	282,733	302,158
Operating expenses	29,235	7,963	37,198
Segment contribution margin	$73,512	$35,191	108,703
General and administrative expense			10,256
Depreciation and amortization			20,813
Gain on asset disposals			(16)
Operating income			$77,650

Capital spending:
Maintenance capital spending	$7,386	$1,317	$8,703
Discretionary capital spending	1,092	1,972	3,064
Total capital spending	$8,478	$3,289	$11,767

	Year Ended December 31, 2015 (1)
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$102,551	$50,013	$152,564
Third-Party	28,828	408,277	437,105
Net sales	$131,379	$458,290	$589,669
Operating costs and expenses:
Cost of goods sold	19,607	416,697	436,304
Operating expenses	33,751	11,172	44,923
Segment contribution margin	$78,021	$30,421	108,442
General and administrative expense			11,384
Depreciation and amortization			19,692
Loss on asset disposals			104
Operating income			$77,262

Capital spending
Maintenance capital spending	$12,965	$1,944	$14,909
Discretionary capital spending	3,065	4,453	7,518
Total capital spending (2)	$16,030	$6,397	$22,427
(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) Capital spending includes expenditures of ($0.1) million incurred in connection with the Logistics Assets Predecessor.

Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)
	Year Ended December 31, 2015
	Pipelines & Transportation
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Year Ended December 31, 2015
Net Sales	$131,379	$—	$131,379
Operating costs and expenses:
Cost of goods sold	19,607	—	19,607
Operating expenses	33,584	167	33,751
Segment contribution margin	$78,188	$(167)	$78,021

Total capital spending	$16,082	$(52)	$16,030

	Year Ended December 31, 2015
	Wholesale Marketing & Terminalling
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Year Ended December 31, 2015
Net Sales	$458,290	$—	$458,290
Operating costs and expenses:
Cost of goods sold	416,697	—	416,697
Operating expenses	11,172	—	11,172
Segment contribution margin	$30,421	$—	$30,421

Total capital spending	$6,397	$—	$6,397

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Throughputs (average bpd)	2016	2015	2016	2015

Pipelines and Transportation Segment:
Lion Pipeline System:
Crude pipelines (non-gathered)	58,353	54,342	56,555	54,960
Refined products pipelines	52,895	60,549	52,071	57,366
SALA Gathering System	16,518	19,741	17,756	20,673
East Texas Crude Logistics System	11,624	8,613	12,735	18,828
El Dorado Rail Offloading Rack	—	—	—	981

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	68,114	66,950	68,131	59,174
West Texas marketing throughputs (average bpd)	13,906	12,488	13,257	16,357
West Texas marketing margin per barrel	$1.96	$1.05	$1.43	$1.35
Terminalling throughputs (average bpd)	119,934	114,136	122,350	106,514

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366